Exhibit 4.12

(English Translation)

Transfer Agreement of

General Service Agreement

between

China United Telecommunications Corporation Limited

and

Unicom New Century Telecommunications Corporation Limited

November 20, 2002

Transfer Agreement of General Service Agreement

This Agreement (the “Agreement) is entered into on November 20, 2002, in Beijing, China, between

(1)                        Party A: China United Telecommunications Co. Ltd (the “Unicom A-Share Company”)

Address: 9th Floor, A 133, Xidanbeidajie, Xicheng District, Beijing

Legal Representative: Mr. Yang Xianzu

(2)                        Party B: Unicom New Century Telecommunications Corporation Limited (the “Unicom New Century”)

Address: 9th Floor, A 133, Xidanbeidajie, Xicheng District, Beijing

Legal Representative: Mr. Yang Xianzu

Whereas:

(1)                        China United Telecommunications Corporation (“Unicom Group”), a limited corporation duly incorporated and validly existing under the laws of the People’s Republic of China, is an integrated telecommunications business operator and the controlling shareholder of Unicom A-Share Company;

(2)                        Unicom A-Share Company, a limited corporation duly incorporated and validly existing under the laws of the People’s Republic of China, has had its common stock listed on the Shanghai Stock Exchange since October 9, 2002;

(3)                        Unicom New Century, a limited corporation wholly owned by Unicom Group and a provider of integrated telecommunications services established on July 16, 2002 after the restructuring of Unicom Group, has been injected by Unicom Group with its mobile telecommunications businesses and related assets, credits and liabilities in the following nine provinces and municipalities: Sichuan, Xinjiang, Chongqing, Shaanxi, Guangxi, Henan, Heilongjiang, Jilin and Jiangxi (the “Nine Service Areas”);

(4)                        Unicom Group and Unicom A-Share Company entered into a memorandum, dated August 12, 2002 (the “Memorandum on Connected Transactions”), regarding certain transactions after the public offering of Unicom A-Share Company between Unicom Group or its subsidiaries (excluding Unicom A-Share Company and any subsidiaries controlled by it) and China Unicom Limited (the “Unicom Red-Chip Company”), which is indirectly controlled by Unicom A-Share Company, or its subsidiaries;

(5)                        Unicom Group is contemplating on injecting all of its shares of Unicom New Century and its other offshore interests (hereinafter collectively as "Target Interests”) into Unicom Red-Chip Company through its wholly-owned overseas subsidiary (the “Offshore Capital Injection Project”); and

(6)                        For the purpose of the Offshore Capital Injection Project, Unicom Group, Unicom New Century and Unicom A-Share Company entered into a General Service Agreement on November 20, 2002.

NOW THEREFORE, For the purpose of this Offshore Capital Injection Project, in accordance with the transaction principles set forth in the Memorandum on Connected Transactions and on the basis of equality and mutual benefit, both Parties hereby have reached the following agreements after friendly consultations:

1.                             Provided that the conditions under Article 6 herein are satisfied, Unicom A-Share Company agrees to transfer immediately all of its rights and obligations under the General Service Agreement and its Annexes to Unicom New Century. Unicom New Century consequently agrees to accept all the rights and obligations of Unicom A-Share Company under the General Service Agreement.

2.                             Once Unicom A-Share Company transfers all of its rights and obligations under the General Service Agreement to Unicom New Century, Unicom New Century shall immediately assume all such rights and obligations and Unicom A-Share Company shall immediately terminate all such rights and obligations.

3.                             Unicom A-Share Company confirms that, pursuant to Article 6 of the General Service Agreement, Unicom Group has given its irrevocable consent that Unicom A-Share Company may transfer all of its rights and obligations under the General Service Agreement to Unicom New Century or its subsidiaries or to Unicom Red-Chip Company or any of its subsidiaries; no other or further consent by Unicom Group shall be required for Unicom A-Share Company to transfer its rights and obligations under the General Service Agreement to Unicom New Century or its subsidiaries, or Unicom Red-Chip Company or its subsidiaries.

4.                             Each Party warrants that it has the full right, power and authority to execute this Agreement and to perform hereunder. Upon execution, this Agreement will constitute legal, valid and binding obligations to each Party.

5.                             Unicom New Century agrees to retain and perform, during the term of the General Service Agreement, all the rights and obligations given to Unicom A-Share Company in the past or in the future pursuant to the provisions and conditions set forth in the General Service Agreement.

6.                             Effectiveness

This Agreement shall become effective subject to the conditions as follows:

6.1                        Approval from the Shareholders Meeting of Unicom Red-Chip Company to transfer of all of the rights and obligations under the General Service

Agreement by Unicom A-Share Company to Unicom New Company pursuant to applicable laws, regulations and listing rules; and

6.2                        The requirements under Article 7 of the General Service Agreement are met.

6.3                        This Agreement shall become effective on January 1, 2003, provided that the requirements under Sections 6.1 and 6.2 herein are met.

7.                             Force Majeure

In any force majeure event that is unforeseeable and the consequences of which are unavoidable or insurmountable and results in either Party’s failure to duly perform its obligations hereunder, such Party shall promptly notify the other Party of such situation and provide within 15 days any valid documents evidencing the details and explaining the reasons for not being able to perform all or part of its obligations hereunder or the reasons for any necessary delays of such performance. Based on the impact of the force majeure event, both Parties shall decide through negotiations to terminate, partially waive or postpone such performance.

8.                             Confidentiality

Except to the extent that disclosure is required by law or by the rules of the relevant supervisory authorities, or for the purpose of submission to the Shanghai Stock Exchange by Unicom A-Share Company or to the Hong Kong Stock Exchange by Unicom Red-Chip Company, each Party, without the other party’s written consent, shall not provide or disclose to any company, enterprise, organisation or person any data and information relating to the other Party’s operations or businesses.

9.                             No Waiver

Unless otherwise required by law, any failure or delay in exercising any of its rights, powers or privileges by one Party shall not be construed as a waiver of such rights, powers or privileges. Any one time or partial exercise of such rights, powers or privileges shall not affect any further or complete exercise of such rights, powers or privileges.

10.                       Notices

Any notification given in connection with this Agreement shall be in writing and shall be delivered by one Party to the other Party by hand, fax or mail. Such a notification by hand shall be deemed to have been duly given on the date of delivery. Such a notification via fax shall be deemed to have been duly given upon the completion of the fax transmission. Such a notification by mail shall be deemed to have been duly given on the third working day (extended when there is a public holiday) after the postal date. Notifications become effective upon their arrival.

Addresses of the Parties hereto for receiving notifications are as follows:

China United Telecommunications Corporation Limited
Attention: Zhao Yi Lei
Address: A133 Xidanbeidajie, Suite 976, 9th Floor Xicheng District, Beijing, China
Post Code: 100032

Unicom New Century Telecommunications Corporation Limited
Attention: Song Xiao Xi
Address: A133 Xidanbeidajie, Suite 1168, 11th Floor, Xicheng District, Beijing,China
Postcode: 100032

11.                       Applicable law

This Agreement is under the jurisdiction of the laws of the People’s Republic of China and shall be interpreted and executed in accordance with the laws of the People’s Republic of China.

12.                       Dispute Settlement

Both Parties shall endeavour to resolve any dispute over the effectiveness, interpretation or execution of this Agreement through friendly consultations. Should any dispute remain unsettled for more than 30 days after its occurrence, either Party is entitle to bring a lawsuit based on this Agreement to a competent PRC Court.

13.                       Miscellaneous

13.1                                     Based on mutual consultations, both Parties can make modifications, revisions or additions to this Agreement and Annexes hereto. No revision or addition shall become effective until it is duly signed in writing and sealed by both Parties or their authorized representatives.

13.2                                     This Agreement is severable, that is, when any of the clauses in this Agreement or the Annexes hereto is deemed as illegal or non-enforceable, the effectiveness and enforcement of the other clauses contained herein shall by no means be affected.

13.3                                     This Agreement has six original copies with each having equal legal binding.

China United Telecommunications Corporation Limited (Corporate Seal)

Legal Representative or duly Authorized Representative: /s/ Wang Jian Zhou

Unicom New Century Telecommunications Corporation Limited (Corporate Seal)

Legal Representative or duly Authorized Representative: /s/ Tong Ji Lu